Exhibit 99.1

Investor Contacts:	Tim Schugel / Tony Ishaug
Telephone: (952) 944-5600

DEPARTMENT 56 UNVEILS “DECORATE TO CELEBRATE”

PARTY PLAN DIVISION

May 8, 2002 — Eden Prairie, MN. — Department 56 (NYSE: DFS), a leading collectible and giftware company, today announced that it has established a new division, Decorate to Celebrate, to focus on direct sales of exclusive home decorative products to consumers through home-based sales parties.

“We see an incredible opportunity to augment our growth objectives with the party plan model of direct selling,” said Susan Engel, Chairwoman and Chief Executive Officer of Department 56. “This approach provides us with the ability to reach new consumers through a new channel of distribution with differentiated, branded product that is not available through and will not compete with our existing retail network.”

Ms. Engel continued, “The personal nature and relaxed atmosphere of the home setting lends itself to the romance inherent in our high quality, creative items. Furthermore, the hands-on involvement of the independent sales consultants with the consumer allows decorating ideas and suggestions for celebrating throughout the year to flourish, building a relationship that encourages continuity selling with each new offering.”

“The joy of celebrating is at the heart of Department 56. Decorate to Celebrate will allow us to share in and be a part of more holiday, seasonal, special occasion and life’s simple celebrations with a broader group of consumers. The specially designed product is intended to capture the spirit of the existing traditions of these consumers as well as to help them build new ones.”

This new business allows Department 56 to leverage its core competencies of unique product development, sourcing and marketing as well as its operations and distribution infrastructure to minimize the Company’s initial investment in this market.

The Company has appointed Gina Sonalgia as its new Vice President of Sales and Marketing to assist in launching and operating this venture. Ms. Sonalgia, 45, most recently served as Vice President of Marketing for Creative Memories, a leader in the direct selling scrapbook industry. “Gina’s solid management skills and experience with the startup and rapid expansion of a successful party plan business will make her a valuable resource to our organization as we continue to execute our growth strategies,” noted Ms. Engel.

Board of Directors

Department 56 also announced that Dr. Reatha Clark King has been appointed to its board of directors. “We are very pleased that Reatha has agreed to join our board. Her strong experience in serving multiple constituencies and her insights into the workings of large organizations will be great assets to draw upon as we pursue broad and robust growth,” said Ms. Engel.

Dr. King, 64, is President of the General Mills Foundation, which makes grants to tax-exempt organizations in areas of education, family life, health and nutrition, arts and cultural affairs. She is also Vice President of General Mills, Inc. in charge of the company’s overall $50 million citizenship and charitable giving program. Prior to joining General Mills, she was President of Metropolitan State University in the Twin Cities for 11 years. Her professional experience also includes employment as a professor of chemistry and associate dean at York College of the City University of New York and as a research chemist with the National Bureau of Standards in Washington, D.C.

The corporate and community boards Dr. King serves on include: Hispanics in Philanthropy, The University of Chicago Board of Trustees; Exxon Mobil Corporation; Minnesota Mutual Companies, Inc.; H. B. Fuller Company; Wells Fargo & Company; Clark Atlanta University and the Congressional Black Caucus Foundation. She is a graduate of Clark Atlanta University in Atlanta, Georgia with a Bachelor of Science degree in chemistry and mathematics. Dr. King earned a master’s degree and doctorate in chemistry from the University of Chicago, and an MBA from Columbia University. She has received numerous honors and awards and holds fourteen honorary doctorate degrees.

Securities Class Action Lawsuit Dismissed

On May 1, 2002, the United States District Court for the District of Minnesota dismissed in its entirety the securities class action litigation filed in March 2001 against Department 56 and Ms. Engel.

The litigation alleged that certain statements and information contained in Department 56’s press releases and in the periodic reports filed by it with the Securities and Exchange Commission contained materially false and misleading information in violation of the federal securities laws. The decision is subject to appeal.

“We are pleased with the District Court’s decision, which supports our view that the lawsuit was without merit and, in the Chief Judge’s own words, ‘miserably fails’ to meet the standards of such a lawsuit,” said Ms. Engel.

About Department 56

Department 56, Inc. is a leading collectible and giftware company that recognizes the importance of celebrating life’s extraordinary moments — holidays, special days, every day. Best known for its lighted Village buildings, Snowbabies™ figurines and extensive holiday, special occasion and home accent product lines, the company designs and develops festive assortments with the highest principles of quality and creativity. Department 56 also offers Geppeddo brand dolls, doll accessories and plush items.

Department 56 sells products through several channels: wholesale customers who operate approximately 13,600 gift, specialty and department store locations in the United States and Canada, international distributors, three company-operated retail stores and approximately 370 company-operated seasonal stores and kiosks throughout the United States.

Notes concerning forward-looking statements:

This release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections as of today and are not guarantees of future performance. Any conclusions or expectations expressed in, or drawn from, the statements in this press release concerning matters that are not historical corporate financial results are forward-looking statements that involve risks and uncertainties. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements. Also, please read the bases, assumptions and factors set out in Item 7 in the Company’s Form 10-K for 2001 dated March 28, 2002 and filed under the Securities Exchange Act of 1934, all of which is incorporated herein by reference and applicable to the forward-looking statements set forth herein.